SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: December 22, 1995




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-700


Item 5.  Other Events

A.     California Public Utilities Commission Proceedings

       1.     Electric Industry Restructuring

On December 20, 1995, the CPUC, by a three to two vote, adopted an order providing for the restructuring of the California electric industry. The restructuring contemplated in the order involves (1) the simultaneous implementation of a wholesale power pool (the power exchange) and direct access for certain customers which would be able to contract directly with power generation providers, beginning in 1998, with direct access phased in for all customers by 2003; (2) establishment of an Independent System Operator (ISO) to manage and control the transmission system, and (3) recovery of utilities' stranded costs through a surcharge, or competition transition charge
(CTC), to be imposed on all customers taking retail electric service as of or after December 20, 1995. The order, while effective immediately, also provides a 100-day period for legislative review and sets out an ambitious schedule calling for various implementing filings and comments over the next 30 to 175 days.

Market Structure

The CPUC order requires the three California investor-owned utilities
(IOUs) to develop a detailed proposal for submission to the Federal Energy Regulatory Commission (FERC) for creation of the ISO. The order contemplates that the IOUs will, after approvals from the FERC and the CPUC, turn over control, but not ownership, of their transmission systems to the ISO. The ISO will control the power dispatch and transmission system and provide transmission service on a nondiscriminatory basis. The order provides specific guidance as to the transmission pricing that should be incorporated into the ISO proposal to be filed with the FERC.

The order also requires the three IOUs, in conjunction with other interested parties, to work together to prepare a joint proposal for the creation of a wholesale power exchange (Exchange) which will be separate from and independent of the ISO. The Exchange would manage bids for energy and set the market clearing price, and then submit its delivery schedule to the ISO for dispatch. The IOUs will be required to bid all their generation output into the Exchange and purchase all their energy from the Exchange during the five year transition period to full direct access. Participation in the Exchange will be voluntary for all other market participants.

The ISO and Exchange would be separate, independent entities subject to FERC jurisdiction. The order instructs the IOUs to file an application to establish the ISO and Exchange with the CPUC and FERC within 130 days from the effective date of the CPUC order.

Market Power

The CPUC concludes that market power issues associated with the restructuring of the electric industry mandate that the IOUs divest themselves of a substantial portion of their fossil generating assets. Accordingly, the order requires that the three IOUs file plans to voluntarily divest themselves of at least 50% of their fossil generation assets. The order proposes a financial incentive to the IOUs to encourage their voluntary divestiture of 50% of their fossil fuel generating assets. The order also directs the IOUs to file comments within 90 days on the feasibility, timing and consequences of a corporate restructuring to separate their operations and assets between the generation, transmission and distribution functions, including the option of a holding company structure.

Customer Choice

Under the restructuring vision, IOUs would continue to provide distribution functions, as well as power production and procurement functions for those customers choosing to take bundled service from the utilities, all of which would be regulated under a performance-based ratemaking scheme. The CPUC order provides that by January 1, 1998, a representative number of customers from each customer group (residential, industrial, commercial and agricultural) will be able singly or in an aggregate to participate in the first phase of direct access which will last one year, with the balance of customers phased in to direct access over a five year transition period. Ultimately, it is contemplated that all customers will have the choice of buying power from their utility, entering into hedging contracts for power at a set price with a counterparty who will assume the risk of price changes at the wholesale level, or buying power directly from power generators through direct access bilateral contracts.

CTC/Stranded Costs

The order provides for the collection by the IOUs of their transition costs through the imposition of a non-bypassable CTC, which shall not increase rates beyond the rate levels in effect as of January 1, 1996. Valuation of above market generation assets, contracts and commitments (other than qualifying facility (QF) commitments) for purposes of determining the CTC will be completed by 2003 with collection of all CTC to be completed by 2005, with the exception of QF CTC costs, which will be collected for the duration of their respective contracts. The CTC will include the above market portion of the undepreciated book value of a utility's fossil fueled generation plant as reflected in rate base as of the date of the CPUC order at a reduced return on equity equal to 10 percent below the utility's embedded cost of debt, regulatory assets and the above market portion of existing purchase obligations for generation, including for QFs and nuclear power plant settlements. Utility non-nuclear generating assets will be valued to the extent possible for market valuation purposes using market mechanisms.

A transition cost account will be established for each utility. The account will be adjusted annually and after a utility generation asset receives its market valuation through sale, spin-off or appraisal. Transition costs resulting from the operation of nuclear power plants and power purchases under existing wholesale and QF contracts will also be recorded in this account. Transition costs for these resources will be calculated annually over the terms of the settlements and contracts or until the authorized transition cost recovery has been completed. Transition costs associated with regulatory obligations will be included in the account as authorized by the CPUC. If the utility retains ownership of a nuclear facility, decommissioning costs will also be included in the transition cost account.

With respect to recovery of costs associated with the Company's Diablo Canyon Nuclear Power Plant (Diablo Canyon) and the Diablo Canyon rate case settlement, the order confirms that the CPUC will continue to honor regulatory commitments regarding the recovery of nuclear power costs. The order provides that (1) transition costs associated with Diablo Canyon will be calculated as the difference between the revised Diablo settlement price and the market prices as determined by the Exchange price; (2) Diablo Canyon transition costs will be calculated over the term of the settlement or until transition cost recovery is completed; and (3) the ISO will schedule power from Diablo Canyon on a must-take basis, consistent with the Diablo settlement. The CPUC orders the Company to file an application within 100 days with a proposal for pricing Diablo Canyon generation at market prices by 2003 and for completing recovery of Diablo Canyon CTC by 2005 while assuring no overall rate increase over January 1, 1996 levels. The CPUC requires that at least one of the alternatives presented in the Company's proposal shall be structured in a manner similar to the settlement recently proposed by Southern California Edison (SCE) concerning rate recovery for its SONGS nuclear plant. SCE's SONGS proposal provides for accelerated recovery of the existing undepreciated portion of the SONGS plant, at a reduced return tied to the embedded cost of debt, and a performance based ratemaking structure for recovery of operating costs and prospective capital additions. The CPUC's requirement reflects its perception that disparate ratemaking treatment of Diablo Canyon and SONGS may create inequities for ratepayers in different parts of the state.


Public Purpose Programs

The CPUC order suggests that the California State Legislature adopt a non-bypassable "public goods charge" on retail sales to fund research, development and demonstration and energy efficiency programs. The CPUC also will support legislation authorizing a separate surcharge to fund low-income rate assistance and energy efficiency programs.

Implementation Schedule

The CPUC orders the IOUs to file a series of applications, comments and proposals addressing a number of issues. These include proposals to establish performance based ratemaking for generation and distribution functions (to be filed within 60 days of the CPUC order), proposals concerning ratemaking treatment and CTC recovery for Diablo Canyon (to be filed simultaneously with the FERC and the CPUC within 100 days) and proposals to establish the ISO and Exchange (to be filed within 130 days from the effective date of the order).

       2.     1996 Rate Case Proceedings

On December 20, 1995, the California Public Utilities Commission
(CPUC) issued decisions which authorize for the Company a consolidated annual electric revenue decrease of $443 million and an annual gas revenue decrease of $210 million. This represents an electric and gas revenue decrease of 5.6% and 9.4%, respectively. The rate decreases will become effective January 1, 1996. However, copies of the final decisions are not yet available and the following information is subject to confirmation of the text of the final decisions.

The CPUC's decision in the Company's 1996 general rate case (GRC) authorizes annual electric and gas revenue decreases of approximately $300 million and $270 million, respectively, from rates currently in effect. The total $570 million revenue decrease in the GRC decision incorporates the rate impact of the previously reported 11.60% return on equity authorized by the CPUC in the Company's cost of capital proceeding and the resulting 9.49% overall authorized utility rate of return for 1996. The GRC proceeding is held open to consider, among other things, the cost effectiveness of the Helms Pumped Storage Plant and the Company's response to outages caused by recent storms (see
Item 5.A.3 below).

The CPUC also issued a decision in the Company's Energy Cost Adjustment Clause (ECAC) proceeding. The decision reduces electric revenues by approximately $112 million for the twelve-month forecast period beginning January 1, 1996. The decrease is composed of a decrease of approximately $263 million in the ECAC revenue requirement, an increase in the Electric Revenue Adjustment Mechanism of approximately $157 million, a decrease of approximately $12 million under the Annual Energy Rate and an increase of approximately $6 million under the California Alternative Rates for Energy.

In addition, the CPUC issued a decision in the Company's Biennial Cost Allocation Proceeding (BCAP) authorizing an approximately $65 million annual increase in gas revenues, for a two-year period beginning January 1, 1996. The BCAP decision also orders a one-time refund, to be made in February 1996, of $161 million, which represents an overcollection in certain gas procurement balancing accounts.

Finally, the CPUC issued a decision in the Annual Earnings Assessment Proceeding, which determines the shareholder incentives earned for the Company's energy efficiency payments programs. The decision adopts the Company's requested incentive payment of $19.3 million for its 1994 programs, to be collected in installments over a 10-year period. However, because the incentives from the Company's 1991 programs are expiring, the net revenue change in 1996 from energy efficiency shareholder incentives is an electric decrease of $12.8 million and a gas decrease of $3.1 million, which are reflected in the ECAC and BCAP decisions discussed above.

       3.     Storm Response Proceedings

As part of the Company's 1996 GRC, the CPUC held hearings in April 1995 addressing issues relating to customer service and the Company's response to service interruptions caused by severe storms in January and March of 1995. A CPUC order issued in September 1995 required the Company to implement improvements in its telephone system and public information activities and to report on those improvements by December 31, 1995.

In early December 1995, the Company's service territory experienced storms and hurricane-force winds which caused electrical service outages for approximately 1.6 million customers. On December 19, 1995, the assigned commissioner in the Company's 1996 GRC issued a ruling which orders hearings on various issues arising out of the Company's response to those wind storms. First, the ruling orders the Company to include in a report due to be filed on December 31, 1995 an explanation of the Company's compliance with the telephone system and public information improvements that were to be implemented pursuant to a CPUC decision issued in the storm response hearings held in April as part of the 1996 GRC, and how these improvements, or lack thereof, may have affected the Company's response to the December storms. The order schedules a hearing to address the telephone system and public information issues in February 1996, and indicates that the Company may be subject to penalties if the CPUC finds that the Company has failed to comply with the earlier decision without adequate justification.

Second, the ruling orders further proceedings to consider whether the Company acted reasonably in maintaining its system to assure integrity during storms and other natural disasters and in responding to its customers during the December storms. The order advises parties that the hearings will address potential remedies, including reparations to customers for reduced reliability, penalties, disallowances and damages to customers for property loss. A prehearing conference has been set for January 5, 1996, to establish the scope of this proceeding.

       4.     Gas Reasonableness - Transwestern Capacity Costs

In 1992, the Company entered into 15-year gas transportation contracts with Transwestern Pipeline Company (Transwestern) for 200 million cubic feet per day (MMcf/d) of firm capacity. Currently, the annual demand charges for the Transwestern capacity are approximately $28 million.

On December 18, 1995, the CPUC issued a decision in the Company's gas reasonableness decision for the 1992 record period which concludes that it was unreasonable for the Company to subscribe for Transwestern capacity. The decision finds the Company acted unreasonably in deciding to undertake its Transwestern subscription at a time when its procurement and intrastate transportation roles were being significantly reduced and contemporaneously with its decision to go forward with its own pipeline expansion to Canada, knowing it would thereby strand significant amounts of Southwest capacity. The Company currently holds approximately 1100 MMcf of capacity on El Paso Natural Gas Company's pipeline through the end of 1997. The decision also finds that the Company failed to offer evidence showing that the benefits of the subscription outweighed the costs during 1992, and orders that all costs incurred by the Company for Transwestern capacity in that year (approximately $18 million) be disallowed. The decision further orders that costs for the capacity in subsequent years of the 15-year contracts be disallowed unless the Company can establish by clear and convincing evidence that the benefits of the Transwestern capacity exceeded the costs of such capacity in that year.

The Company plans to file in January 1996 a request for rehearing of this decision. In the meantime, the Company continues to pursue the resolution of issues concerning past and future Transwestern costs as part of its Gas Accord negotiations.

The Company believes that the ultimate resolution of Transwestern costs will not have a significant adverse impact on its financial position or results of operations.

B.  Legal Proceedings - Antitrust Litigation

As previously disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, in December 1993, the County of Stanislaus and a residential customer of the Company filed a complaint in the U.S. District Court, Eastern District of California, against the Company and its wholly owned subsidiary, Pacific Gas Transmission Company (PGT), as a purported class action on behalf of all natural gas customers of the Company during the period of February 1988 through October 1993. The complaint alleged that the purchase of natural gas in Canada was accomplished in violation of various antitrust laws and sought damages of as much as $950 million, before trebling. In August 1994, the District Court dismissed plaintiffs' antitrust claims, and in September 1994, the plaintiffs filed an amended complaint which added Alberta and Southern Gas Co. Ltd. (A&S), the Company's wholly owned gas purchasing subsidiary, as a defendant. The amended complaint reiterated price fixing claims and also alleged that the defendants, through anticompetitive practices, foreclosed access to over the PGT pipeline to alternative sources of gas in Canada.

On December 18, 1995, the District Court dismissed the plaintiffs' amended complaint with prejudice. In dismissing the lawsuit, the District Court determined that plaintiffs were barred from making price fixing allegations because gas rates had been reviewed by various federal authorities and the CPUC. The District Court also found that plaintiffs were barred from making foreclosure of access claims because the volume of imports of gas had been reviewed by federal authorities, and the CPUC had actively overseen the allocation of pipeline capacity. Plaintiffs have the right to appeal the dismissal to the Court of Appeals.

The Company believes that the ultimate outcome of this matter will not have a significant adverse impact on its financial position or results of operations.


                              PACIFIC GAS AND ELECTRIC COMPANY

                                   BRUCE R. WORTHINGTON

                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 Senior Vice President and
                                 General Counsel




Dated:  December 22, 1995